EXHIBIT 99.1

COMMUNICATION FOR BROKER DEALERS AND FINANCIAL ADVISORS WHO ARE AFFILIATED WITH PHILLIPS EDISON-ARC SHOPPING CENTER REIT SELLING GROUP MEMBERS NOT FOR FURTHER DISTRIBUTION

We are writing to inform current and prospective members of the Phillips Edison-ARC Shopping Center REIT Inc. (“Phillips Edison-ARC”) selling group that, effective August 19, 2013, Realty Capital Securities, LLC (“RCS”) will no longer solicit new members for the Phillips Edison-ARC selling group.  This decision, was made jointly by Phillips Edison-ARC’s Advisor and RCS.

We are committed to keeping our selling groups appropriately sized and believe that the current Phillips Edison-ARC selling group is “right sized” to complete the offering.   Importantly, the firms that have supported our efforts, and with which we have developed strong relationships at both the home office and financial advisor levels, deserve to participate as contemplated in the successful completion of the Phillips Edison-ARC capital raise.  We believe that our existing selling group has ample capacity and ability to raise the maximum amount of the offering in order to complete the equity capitalization of Phillips Edison-ARC.

As of August 15, 2013, the Phillips Edison-ARC selling group consisted of 162 firms with approximately 45,662 financial advisors.

We will execute selling agreements with broker dealers that are actively engaged in the diligence process as of August 19, 2013.

Please feel free to contact us with any questions on this announcement.

Best,

Michael Weil Chief Executive Officer	Louisa Quarto President
Not For Further Distribution
Please do not forward this electronic communication.

Copyright (C) 2013 Realty Capital Securities, LLC All rights reserved.

Realty Capital Securities, LLC (Member FINRA/SIPC), is the dealer manager for Phillips Edison-ARC Shopping Center REIT, Inc. This is neither an offer to sell or a solicitation of an offer to buy the securities described herein. An offering is made only by the prospectus.

To obtain a prospectus for any of these offerings, please contact Realty Capital Securities, LLC (Member FINRA/SIPC), Three Copley Place, Suite 3300, Boston, MA 02116, 877-373-2522.